Exhibit 107

CALCULATION OF FILING FEE TABLE

S-8

(Form Type)

MSP Recovery, Inc.

(Exact Name of Registrant as specified in its Charter)

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.0001 per share(1)(2)	Rule 457(c) and Rule 457(h)	98,408,358	$1.72	$149,580,704.16	$92.70 per million dollars	$13,866.13

Total Offering Amounts:					$149,580,704.16		$13,866.13

Total Fee Offsets:							—

Net Fee Due:							$13,866.13

(1)      Covers class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of MSP Recovery, Inc. (the “Company” or the “Registrant”) issuable under the MSP Recovery, Inc. 2022 Omnibus Incentive Plan.

(2)      Pursuant to Rule 416(a) under the Securities Act this registration statement also covers an indeterminate number of additional shares of Class A Common Stock which may be offered and issued to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(3)       Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high sale price ($1.78) and low sale price ($1.65) of the Class A Common Stock on July 26, 2022 as reported in the consolidated reporting system.